Exhibit 4.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of June 9, 2026, by and among (i) Legato Merger Corp. III, a Cayman Islands exempted company (the “SPAC”), (ii) Einride AB, a limited liability company formed under the laws of Sweden (the “Company”), and (iii) Equiniti Trust Company, LLC, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 5, 2024 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Warrant Agent agreed to act as the SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase SPAC Shares comprising part of the units of the SPAC issued in the SPAC’s initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase SPAC Shares comprising part of the units acquired by the SPAC’s initial shareholders in a private placement consummated on February 8, 2024, (iii) warrants to purchase SPAC Shares comprising part of the units acquired by BTIG, LLC in a private placement consummated on February 8, 2024 (the “Private Warrants”), (iv) warrants to purchase SPAC Shares issuable to the SPAC’s initial shareholders, officers, directors or their respective affiliates upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants”) and (v) all other warrants issued by the SPAC after the IPO, in connection with or following the Business Combination (the “Post-IPO Warrants” and together with the Public Warrants, the Private Warrants and the Working Capital Warrants, the “Warrants”);

WHEREAS, on November 12, 2025, (i) the Company, (ii) the SPAC and (iii) Einride Cayman Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Einride (“Merger Sub”), entered into that certain Business Combination Agreement (as amended on February 26, 2026 and March 5, 2026, and as it may be further amended, restated or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, among other matters and subject to the terms and conditions thereof, (a) the SPAC will merge (the “Merger”) with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of the Company, and (b) at the Effective Time and after giving effect to the Unit Separation, each SPAC Share that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one ordinary share (each, a “Company Ordinary Share”) of the Company in the form of one Company ADS, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, at the Effective Time, as provided in the Business Combination Agreement and Section 4.5 of the Warrant Agreement, each whole Warrant outstanding immediately prior to the Effective Time shall cease to be a warrant with respect to SPAC Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share in the form of one Company ADS (subject to the terms and conditions of the Warrant Agreement as amended hereby); and

WHEREAS, all references to “Ordinary Shares” in the Warrant Agreement (including all Exhibits thereto) shall mean Company Ordinary Shares in the form of Company ADSs (together with any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities);

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement); and

WHEREAS, in connection with the Merger, SPAC desires to assign all of its rights, interests and obligations in and under the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

(a) Assignment and Assumption. The SPAC hereby assigns to the Company all of the SPAC’s rights, interests and obligations in and under the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement.

(b) Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by the SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement pursuant to Section 1 hereof effective as of the Effective Time, the assumption of the Warrant Agreement and Warrants by the Company from the SPAC pursuant to Section 1 hereof effective as of the Effective Time, and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2.	Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Legato Merger Corp. III, a Cayman Islands exempted company, with offices at 777 Third Avenue, 37th Floor, New York, NY 10017” and replacing it with “Einride AB, a limited liability company formed under the laws of Sweden”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c) Detachability of Warrants. Section 2.5 of the Warrant Agreement is hereby deleted and replaced with the following: “[INTENTIONALLY OMITTED]”

(d) Reference to Company Ordinary Shares. All references to “Ordinary Shares” in the Warrant Agreement (including all Exhibits thereto) shall be amended such that they refer to Company Ordinary Shares in the form of Company ADSs after the Company Ordinary Shares have been deposited into the ADS Facility in connection with the Merger or, if at the time of exercise the Company no longer uses the ADS Facility, Company Ordinary Shares.

(e) References to Business Combination. All references to “Business Combination” in the Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the consummation of a Business Combination” and all variations thereof in the Warrant Agreement (including all Exhibits thereto) shall be references to the closing of the transactions contemplated by the Business Combination Agreement.

(f) SEC Filings. All references to “Annual Report on Form 10-K” and “Current Report on Form 8-K” in subsection 3.3.5 of the Warrant Agreement are hereby deleted and replaced with “Annual Report on Form 20-F” and “Current Report on Form 6-K”, respectively. The reference to “Quarterly Report on Form 10-Q” in subsection 3.3.5 of the Warrant Agreement is hereby deleted.

(g) Fees and Expenses of Warrant Agent. Section 8.3.1 of the Warrant Agreement is hereby deleted and replaced with the following:

“8.3.1. Remuneration.

(i) As consideration for the services provided by the Warrant Agent (the “Services”), the Company shall pay to Warrant Agent the fees set forth on Schedule 1 to the Amendment (the “Fees”). If the Company requests that the Warrant Agent provide additional services not contemplated hereby, the Company shall pay to the Warrant Agent fees for such services at the Warrant Agent’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(ii) The Company shall reimburse the Warrant Agent for all reasonable and documented expenses incurred by the Warrant Agent (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that the Warrant Agent reserves the right to request advance payment for any out-of-pocket expenses. The Company agrees to pay all the Service Fees and Expenses within thirty (30) days following receipt of an invoice from Warrant Agent.

(iii) The Company agrees and acknowledges that the Warrant Agent may adjust the Service Fees annually, on or about each anniversary date of this Amendment, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

(iv) Upon termination of the Warrant Agreement for any reason, the Warrant Agent shall assist the Company with the transfer of records of the Company held by the Warrant Agent. The Warrant Agent shall be entitled to reasonable additional compensation and reimbursement of any Expenses for the preparation and delivery of such records to the successor agent or to the Company, and for maintaining records and/or Stock Certificates that are received after the termination of the Warrant Agreement.”

(h) Notices. Section 9.2 of the Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Einride AB

Stadsgården 6

116 45 Stockholm

Sweden

Attention: Roozbeh Charl; Viveka Linander Waldenor

Email: roozbeh.charli@einride.tech; legal@einride.tech

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, NY 10020

Attention: Stephen Alicanti

E-mail: Stephen.Alicanti@us.dlapiper.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attn: Reorg Department”

(i) Exhibit A. Exhibit A (Form of Warrant Certificate) annexed to the Warrant Agreement is hereby deleted and replaced with Exhibit A (Form of Warrant Certificate) annexed to this Agreement.

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced, construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9.3 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has caused this Assignment, Assumption and Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

LEGATO MERGER CORP. III

By:	/s/ Gregory Monahan
Name:	Gregory Monahan
Title:	Chief Executive Officer

The Company:

EINRIDE AB

By:	/s/ Roozbeh Charli
Name:	Roozbeh Charli
Title:	Chief Executive Officer

Agent:

EQUINITI TRUST COMPANY, LLC

By:	/s/ Carlos Pinto
Name:	Carlos Pinto
Title:	SVP, Director Relationship Management

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

NUMBER ____________-	(SEE REVERSE SIDE FOR LEGEND) THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION DATE (DEFINED BELOW)	WARRANTS

EINRIDE AB

CUSIP 28256A 117

WARRANT

THIS CERTIFIES THAT, for value received

is the registered holder of a warrant or warrants (the “Warrant(s)”) of Einride AB, a limited liability company formed under the laws of Sweden (the “Company”), expiring at 5:00 p.m., New York City time, on the five year anniversary of the completion of the Business Combination (as such term is defined in the Warrant Agreement (as defined below)) (the “Expiration Date”), to purchase one fully paid and non-assessable ordinary share, par value SEK 0.004585 per share (“Shares”), of the Company for each whole Warrant evidenced by this Warrant Certificate. Each Warrant entitles the holder thereof to purchase from the Company, commencing thirty days after the Company’s completion of the Business Combination, such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Equiniti Trust Company, LLC (the “Warrant Agent”), but only subject to the conditions set forth herein and in the Warrant Agreement, dated February 5, 2024, between Legato Merger Corp. III and the Warrant Agent (as amended by that certain Assignment, Assumption and Amendment to Warrant Agreement, dated as of June 9, 2026, by and among the Company, Legato Merger Corp. III and the Warrant Agent, the “Warrant Agreement”). In no event will the Company be required to net cash settle any warrant exercise. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Share is equal to $11.50 per share. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price, the Redemption Trigger Price (defined below) and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Neither the Warrants nor this Warrant Certificate entitles the registered holder to any of the rights of a shareholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise with a notice of call in writing to the holders of record of the Warrant, giving at least 30 days’ notice of such call, at any time while the Warrant is exercisable, if the reported closing price of the Shares has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Redemption Trigger Price”) for any 20 trading days within a 30 trading day period (the “30-day trading period”) commencing after the Warrants become exercisable and ending on the third business day prior to the date on which notice of such call is given and if, and only if, there is a current registration statement in effect with respect to the Shares underlying the Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption. The call price of the Warrants is to be $0.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $0.01 call price.

By

	Chief Executive Officer	Secretary

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the Ordinary Shares issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, _______________________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint ______________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

The signature to the assignment of the Subscription Form must correspond to the name written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed by a commercial bank or trust company or a member firm of the NYSE American, Nasdaq, New York Stock Exchange, Pacific Stock Exchange, or Chicago Stock Exchange.

Schedule 1

Fees

Warrant Agent Services
One Time Set-up Fee:	$5,810.00
Monthly Warrant Administration Fee	$850.00

Special Services

Services not included herein (including, without limitation, trustee and custodial services, exchange/tender offer services, stock dividend disbursement services, voluntary disclosure agreements and audit administration services relating to abandoned or unclaimed property) but requested by the Company may be subject to additional charges.

Out-of-Pocket Expenses

All customary out-of-pocket expenses will be billed in addition to the foregoing fees. These charges include, but are not limited to, printing and stationery, freight and materials delivery, postage and handling.

The foregoing fees apply to services ordinarily rendered by the Warrant Agent and are subject to reasonable adjustment based on final review of documents.